Exhibit 5.1

[LETTERHEAD OF REED SMITH LLP]

September 27, 2011

iGATE Corporation.

6528 Kaiser Drive

Fremont, CA 94555

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by iGATE Corporation, a Pennsylvania corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, pursuant to which the Company is registering for resale an aggregate of up to 26,510,852 shares of the Company’s common stock (the “Shares”).

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and federal laws of the United States of America and the foregoing opinion is limited to such laws. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the accompanying prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP